EXHIBIT 99.1

Champion Homes Appoints Mary B. Fedewa to its Board of Directors

TROY, Mich. – March 13, 2025 – Champion Homes, Inc. (NYSE: SKY) (“Champion Homes”) today announced that its Board of Directors has appointed Mary B. Fedewa as a new independent director, effective immediately. With the addition of Ms. Fedewa, the Champion Homes Board now comprises eight directors, seven of whom are independent.

Ms. Fedewa is an accomplished leader in the real estate industry with more than 30 years of experience in finance and capital markets. She co-founded STORE Capital, a real estate investment trust that invests in Single Tenant Operational Real Estate, and serves as its President and Chief Executive Officer and as a member of its Board of Directors. She formed and led STORE Capital’s acquisitions group and has been responsible for leading all operations, as well as servicing, underwriting, portfolio management, information technology and real estate closing areas. Ms. Fedewa previously served as a Managing Director of Acquisitions at Spirit Finance Corporation and, before that, she held various leadership positions within GE Capital.

“Mary is a highly respected leader who brings a deep understanding of the homebuilding and development market, which is vital to Champion Homes,” said Tawn Kelley, Chair of the Champion Homes Nominating & Governance Committee. “We look forward to benefiting from Mary’s unique financial and operational expertise as the Company optimizes its differentiated strategy and accelerates on the next phase of growth through the evolving housing environment.”

“Champion Homes and its talented team have built a strong reputation and a great portfolio of brands and products – I couldn’t be more excited to join the Board at this time,” said Ms. Fedewa. “There are significant opportunities ahead to drive long-term growth through investments in technology and product innovation. I look forward to drawing on my experiences with the Board and management team as we seek to deliver sustained value for shareholders.”

About Mary B. Fedewa

Ms. Fedewa co-founded STORE Capital in 2011, a real estate investment trust that invests in Single Tenant Operational Real Estate, and currently serves as President and Chief Executive Officer. She has served as a member of STORE Capital’s Board of Directors since 2016, was named Chief Operating Officer in 2017, promoted to President in September 2020 and appointed Chief Executive Officer in 2021. Under her leadership in 2023, STORE Capital was acquired in one of the largest M&A transactions in the U.S. real estate market. Ms. Fedewa previously served as a Managing Director of Acquisitions at Spirit Finance Corporation and, before that, she held various leadership positions within GE Capital. She serves on the Scottsdale Arts Board of Trustees and the Greater Phoenix Economic Counsel Board of Directors. In 2017 and 2024, Ms. Fedewa received a coveted Stevie Award for Female Executive of the Year in Business Services. She was also recognized as one of the Most Influential Women in Arizona by AZ Business and AZRE magazines in 2021. Ms. Fedewa earned her Bachelor of Arts degree in Business Management with a concentration in Finance from North Carolina State University and graduated with Summa Cum Laude honors.

About Champion Homes, Inc.

Champion Homes, Inc. (NYSE: SKY) is a leading producer of factory-built housing in North America and employs approximately 9,000 people. With more than 70 years of homebuilding experience and 48 manufacturing facilities throughout the United States and western Canada, Champion Homes is well positioned with an innovative portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and hospitality sectors.

EXHIBIT 99.1

In addition to its core home building business, Champion Homes provides construction services to install and set-up factory-built homes, operates a factory-direct retail business with 72 retail locations across the United States, and operates Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Champion Homes builds homes under some of the most well-known brand names in the factory-built housing industry including Skyline Homes, Champion Homes, Genesis Homes, Regional Homes, Athens Park Models, Dutch Housing, Atlantic Homes, Excel Homes, Homes of Merit, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Investors

Jason Blair, Investor Relations Manager

jablair@championhomes.com

(248) 614-8211